INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
ANNOUNCES WORKFORCE AND MANUFACTURING REALIGNMENT

St. Louis, Missouri, April 27, 2007 - Furniture Brands International, Inc. (NYSE: FBN), today announced the elimination of approximately 80 executive and administrative employees across the entire company; the closure of 3 manufacturing facilities in North Carolina, resulting in the elimination of approximately 150 employees; and the elimination of approximately 100 employees related to ongoing manufacturing operations across the company.

The company estimates this move will generate annualized savings of approximately $13 million.

Workforce Reduction

The eliminated executive and administrative positions represent approximately 5 percent of the company’s non-manufacturing workforce.

Manufacturing Realignment

Thomasville Furniture Industries will consolidate its Plant C case goods operation into its Lenoir, North Carolina case goods plant. Plant C, located in Thomasville, North Carolina, is a 325,000 square foot facility and employs approximately 100 people. The plant will cease manufacturing operations in July of 2007.

Thomasville Furniture Industries will consolidate its Plant 3 and Plant 4 upholstery operations, both located in Troutman, North Carolina, into its Plant 9 upholstery operation, located in Hickory, North Carolina. Upholstery Plant 3 is a 160,000 square foot facility and employs approximately 165 people. Upholstery Plant 4 is a 79,000 square foot facility and employs approximately 35 people. Plant 3 will cease manufacturing operations in July of 2007, and Plant 4 will cease manufacturing operations in August of 2007.

Approximately half of the positions in the facilities to be closed will transfer to other Thomasville manufacturing facilities.

Furniture Brands also announced it would eliminate approximately 100 additional positions across the company associated with ongoing manufacturing operations.

We estimate the restructuring, asset impairment and severance charges associated with these closures will total approximately $4.0 million ($2.6 million net of income tax benefit), or 5 cents per diluted common share. The company estimates these charges will be spread evenly over the second and third quarters.

Management Comments

Chairman and Chief Executive Officer, W.G. (Mickey) Holliman commented, “We are obligated to bring our costs in line with revenues to drive better earnings performance at Furniture Brands. We regret the hardship this will cause the affected employees and we appreciate the dedicated and energetic service these employees have shown the company.

“Furniture Brands will assist with severance and outplacement services to help these employees through this difficult period. The company has retained the services of Right Management to assist all our severed employees with their career transition.”

Mr. Holliman concluded, “Next week the company will release its regularly scheduled earnings announcement for the first quarter of the year. In conjunction with that release the company will host a conference call where we will discuss these and other cost reduction initiatives.”

About Furniture Brands

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

About Right Management

A subsidiary of Manpower, Right Management is the worldwide leader in Career Transition and Organizational Consulting. At Right, managing the human side of change means unparalleled responsiveness, capability, and expertise to our clients. Our services and solutions address the organizational and people issues that make the difference in managing powerful and productive change.